Exhibit 10.3

FIDIA FARMACEUTICI S.P.A. AND FIDIA ADVANCED BIOPOLYMERS S.R.L.

TOLLING AGREEMENT

THIS AGREEMENT is made on December 30, 2009 (the “Commencement Date”)

BETWEEN:

(1)	FIDIA FARMACEUTICI S.p.A., a company duly registered in Italy with its main office at via Ponte della Fabbrica 3/A, 35031 Abano Terme, Italy (the "Manufacturer"); and

(2)	FIDIA ADVANCED BIOPOLYMERS S.r.l., an Italian limited liability company with registered office in Via Ponte della Fabbrica 3B, Abano Terme (PD), Italy (the "Customer").

WHEREAS

The Manufacturer is in the business of manufacturing pharmaceutical and medical device products, and the Manufacturer represents that it has the necessary expertise, experience, authorizations, personnel and facilities to manufacture such products;

The Customer desires to have the Manufacturer manufacture certain Products (as defined below) for the Customer, and the Manufacturer desires to manufacture such Products for the Customer;

The Parties are willing to carry out the foregoing pursuant to the terms and conditions set forth in this Agreement.

THE PARTIES AGREE as follows:

1.	INTERPRETATION

1.1	In this Agreement:

“Affiliate” means, with respect to a person, any company or entity which controls, is controlled by or is under common control with such person, where control, for purposes of this definition, means (i) the possession, directly or indirectly, of the power to direct the management or policies of a person or to veto any material decision relating to the management or policies of a person or a majority of the composition of the board of directors (or similar governing body), in each case, whether through the ownership of voting securities, by contract or otherwise, or (ii) the beneficial ownership, directly or indirectly, of at least 50% of the voting securities of a person;

“Calendar Quarter” means each of the respective periods of three consecutive calendar months ending on 31 March, 30 June, 30 September and 31 December; provided that the first Calendar Quarter of this Agreement shall begin on the Commencement Date and end on 31 March 2010;

“Calendar Year” means the period from 1 January to 31 December of each year;

“cGMP” means the current good manufacturing practice regulations promulgated by FDA pursuant to the FDC Act;

“Certificate of Analysis” means a certificate issued by Manufacturer stating that a batch of Product and/or Intermediate has been manufactured, packaged and supplied in accordance with the Master Batch Record and stating the final release test results;

“Certificate of Compliance” means a written document, signed by an authorized representative of Manufacturer, certifying that a specific lot or batch of Product and/or Intermediate was manufactured in accordance with the Master Batch Record, cGMP, other applicable laws, and the requirements set forth in this Agreement and the Quality Agreement;

“Confidential Information” means information about a Party’s marketing plans, business plans, business methodologies, strategies, technology, development plans, customers, prospective customers, billing records, and products or services, and other non-public information that is disclosed or provided by a Party or its Affiliates to the other Party or its Affiliates, regardless of whether any of the foregoing is marked “confidential” or “proprietary” or communicated to the other by the disclosing Party or its Affiliates in oral, written, graphic, or electronic form;

“Disclosing Party” shall have the meaning set forth in clause 16.1 of this Agreement;

“Existing Product Agreements” means the agreements between Manufacturer and Customer listed in Annex F;

“Existing Purchase Orders” means the purchase orders between Customer and Manufacturer that are attached hereto as Annex G, which purchase orders were placed by FAB and accepted by Manufacturer prior to the Commencement Date;

“FAB Specific Know-How” meansall know-how, technical information, documents, manufacturing processes, specifications, sourcing information, and quality control and testing procedures that are reasonably necessary for the manufacture of Products and/or Intermediates by a party that is generally experienced in the field of medical device manufacturing;

“Facility” mean the Manufacturers' facility located at Abano Terme, Italy;

“FDA” means the Food and Drug Administration of the United States of America and/or any other governmental or regulatory agencies as may regulate or control the sale of drugs in the American territory;

“FDC Act” means the U.S. Federal Food, Drug and Cosmetic Act (21 U.S.C. §301 et. seq.) as amended from time to time, and all regulations promulgated pursuant thereto;

“FOB” has the meaning ascribed to it in INCOTERMS (2000 version);

“Initial Term” shall have the meaning set forth in clause 3.1 of this Agreement;

“Intermediate” means a chemically modified derivative of hyaluronic acid used to manufacture Products;

“LCA Rules” shall have the meaning set forth in clause 22.1 of this Agreement;

“Manufacturing Process” shall mean the processes and procedures used to manufacture the Product and/or Intermediates in accordance with the Master Batch Record, including all protocols and standard operating procedure documents referenced therein and the other requirements set forth in this Agreement;

“Master Batch Record” shall mean the document containing the formula (listing intermediate and raw materials), procedures for the manufacturing (listing components and containers), quality assurance of the Product and/or Intermediates and in-process and finished product specifications for the Product and/or Intermediates;

“Product Fee” shall mean the manufacturing fee to be charged by Manufacturer for the Products to be provided to Customer hereunder, which fee shall include the costs of materials, manufacturing, standard quality control and quality assurance, testing, documentation and packaging, which fee is set forth in Annex E;

“Parties” means, collectively, the Manufacturer and the Customer, and “Party” means any of them;

“Product” means any of the products listed in Annex A;

“Purchase Agreement” means the share purchase agreement dated the date hereof agreed between Manufacturer and Anika Therapeutics Inc. in respect of the purchase and sale of the Customer;

“Quality Agreement” means the quality agreement attached hereto as Annex D, as the same may be amended or modified from time to time by mutual written agreement of the Parties;

“Receiving Party” shall have the meaning set forth in clause 16.1 of this Agreement;

“Regulatory Authority” means any applicable supranational, federal, national, regional, state or local regulatory agency, department, bureau, commission, council or other government entity with authority over the development, manufacture, use, marketing and/or sale of a pharmaceutical product or medical device in any regulatory jurisdiction throughout the world, including the FDA in the United States, the EMEA in the Europe.

“Renewal Term” shall have the meaning set forth in clause 3.1 of this Agreement;

“Specifications” means the specifications for each Product and/or Intermediate set out in Annex B;

“Territory” means all of the countries of the world; and

“Year” or means each successive period of twelve (12) months commencing on the Commencement Date.

1.2	In this Agreement, a reference to:

1.2.1	a document is a reference to that document as modified or replaced from time to time;

1.2.2	a person includes a reference to a corporation, body corporate, association, partnership or other legal entity;

1.2.3	a person includes a reference to that person’s legal personal representatives, successors and permitted assigns;

1.2.4	the singular includes the plural and vice versa; and

1.2.5	a clause or Annex, unless the context otherwise requires, is a reference to a clause of or Annex to this Agreement.

1.3	The headings in this Agreement do not affect its interpretation.

2.	PRODUCTS

2.1	The Manufacturer shall manufacture and supply Products and/or Intermediates for the Customer pursuant to the provisions of this Agreement.

2.2
The Parties agree and acknowledge that it is the Customer’s intent to manufacture and supply its own requirements for certain Products and/or Intermediates, by itself and/or through suitable affiliated or third party manufacturers, as soon as commercially practicable following the Commencement Date. The Parties therefore agree that Customer shall not be under any obligation to purchase (i) Products and/or Intermediates exclusively from the Manufacturer, or (ii) any minimum quantities of Products and/or Intermediates from the Manufacturer, except as expressly set forth in clause 4.2.

2.3
The Manufacturer shall provide the Products exclusively to the Customer, and shall not manufacture for or supply Product to any person other than Customer, except with respect to Manufacturer’s own brand-label products manufactured pursuant to the Existing Product Agreements in the form provided to Anika Therapeutics, Inc. prior to the Commencement Date as amended pursuant to Purchase Agreement.

2.4
The Parties agree to comply with the requirements and provisions set forth in the Quality Agreement attached hereto as Annex D and made a part hereof. In the event of a conflict between the terms of the Quality Agreement and the terms of this Agreement, the terms of this Agreement shall prevail.

3.	TERM

3.1
This Agreement has an initial term beginning on the Commencement Date and ending on 31 December 2014 (the “Initial Term”), unless terminated earlier pursuant to clause 14. At the end of the Initial Term, this Agreement shall expire unless Customer provides Notice of its intent to renew this Agreement for an additional two (2) year term (“Renewal Term”), giving to the Manufacturer not less than six (6) months Notice of renewal prior the expiration of the Initial Term.  At the end of each Renewal Term, this Agreement shall expire unless Customer provides Notice of its intent to renew this Agreement for an additional two (2) year Renewal Term, given to the Manufacturer not less than six (6) months Notice of renewal prior the expiration of the then-current Renewal Term.

4.	FORECASTS AND ORDERS

4.1
For the period up to 30 June 2010, the non-binding forecast attached as Annex I will apply. Beginning with the twelve (12) month period starting on 1 July 2010, and for each consecutive twelve (12) month period thereafter, Customer shall provide Manufacturer with a written twelve (12) month forecast of its estimated orders for Product and/or Intermediates, if any (each a “Forecast”). Each Forecast shall be delivered to Manufacturer at least sixty (60) days prior to the beginning of the applicable twelve (12) month period.  Each Forecast is a non-binding estimate and shall not obligate Customer to purchase the volume of Product and/or Intermediates set forth in it; provided, however, that eighty percent (80%) of the aggregate volume forecasted in such Forecast shall be binding upon Customer and Customer shall deliver Orders to Manufacturer pursuant to clauses 4.3 and 4.4 (each, an “Order”) during such twelve (12) month period for quantities of Product and/or Intermediates which, in the aggregate, amount to at least the binding portion of such Forecast.

4.2
For the Forecast covering the period from 1 July 2010 to 30 June 2011, although the aggregate quantities actually ordered during such twelve (12) month period may exceed one hundred fifty percent (150%) of the aggregate amounts set forth in the Forecast, the supply obligations of Manufacturer shall not exceed one hundred twenty percent (120%) of the aggregate amounts forecast for such twelve (12) month period. The Manufacturer shall use its reasonable endeavours to supply any Product and/or Intermediate that is in excess of one hundred twenty percent (120%) but less than one hundred fifty percent (150%) of the aggregate amount set forth in the Forecast, and if it is unable to do so, the Manufacturer’s only obligation with respect to such excess portion over one hundred twenty percent (120%) is to inform the Customer as soon as reasonably practicable, but in any event within ten (10) days of receipt of the applicable Order, of Manufacturer’s inability to supply, and the Customer may at its option agree an alternative delivery date for such excess.

4.3
For each Forecast covering  the period from 1 July 2011 to 30 June 2012, and each subsequent consecutive twelve (12) month period thereafter, although the aggregate quantities actually ordered may exceed one hundred twenty percent (120%) of the aggregate amounts set forth in such Forecast, the supply obligations of Manufacturer shall not exceed one hundred twenty percent (120%) of the aggregate amount forecast for such twelve (12) month period. The Manufacturer shall use its reasonable endeavours to supply any Product and/or Intermediate set forth in an Order that is in excess of one hundred twenty percent (120%) of the amount set forth in the Forecast for such month, but if it is unable to do so, the Manufacturer’s only obligation with respect to such excess portion is to inform the Customer as soon as reasonably practicable, but in any event within ten (10) days of receipt of the applicable Order, of Manufacturer’s inability to supply, and the Customer may at its option agree an alternative delivery date for such excess.

4.4
Customer shall order Product and/or Intermediate by submitting either written purchase orders, in such form as the Parties shall agree from time to time or the order placement function of Customer, and each electronic submission of such an order shall constitute an Order placed by Customer with Manufacturer. Each Order shall specify the quantities of Product and/or Intermediates ordered, and the desired delivery date for such Product and/or Intermediate in accordance with the terms of this Agreement. Unless otherwise agreed by the Parties, Customer shall order Product and/or Intermediate in lots of a defined number of units/lot pursuant to each Order in not less than the minimum batch size or its multiples, of each Product and/or Intermediate set out in Annex C. Except as set forth in clause 4.8, or as otherwise agreed by the Parties, any Order for less than the minimum batch size shall be deemed to be for the minimum batch size.

4.5
Manufacturer shall make each delivery of Product and/or Intermediate in the quantity and on the delivery date specified for it on Customer’s Order to the Party specified on such Order.  Manufacturer shall address each delivery with the delivery point set forth in the applicable Order.  Any Order for Product and/or Intermediate submitted by Customer to Manufacturer shall reference this Agreement and shall be governed exclusively by the terms contained herein. The Parties hereby agree that the terms and conditions of this Agreement shall supersede any term or condition in any Order, confirmation or other document furnished by either Party to the other Party that is in any way in addition to or inconsistent with these terms and conditions.

4.6
Once a firm Order for Products and/or Intermediates has been received and accepted by the Manufacturer from the Customer, it shall be irrevocable and may be modified only as mutually agreed to by both Parties.

4.7
The Customer shall order Products and/or Intermediates from the Manufacturer on the basis of firm Orders to be placed at least ninety (90) days in advance of required delivery dates, provided however that any such days falling within the months of August or December shall not be counted when calculating such ninety (90) day period.

4.8
To support the Customer’s efforts to transfer production of certain products to the Customer’s facility, if agreed to by the Parties, the Manufacturer will supply Intermediates to the Customer in quantities less than the minimum batch size at the prices listed in Annex E.

4.9
Subject to clause 4.2 and 4.3, Manufacturer shall deliver 100% of the Product and/or Intermediates set forth in an Order with a range of tolerance equal to +/- 5% within five days following, or one day prior to, the date specified on the applicable Order.  Should the Manufacturer more than once during rolling twelve (12) month period fail to provide any quantity of the Product and/or Intermediates ordered with an Order placed for forecasted quantity and not cure such default within ninety (90) days after the date of such failure, then the Customer reserves the right to take any or all of the following actions:.

a)	arrange for direct expedited routing of the Product and/or Intermediates (with the entire cost of such expedited routing to be borne by Manufacturer); or

b)
terminate the Order upon Notice to Manufacturer and purchase substitute Product and/or Intermediate from another supplier.  Such Product and/or Intermediate purchased from another supplier shall count towards the total quantity with respect to the binding forecast requirements of clause 4.1.

5.	DELIVERY TERM

5.1
Delivery shall be FOB to the Customer’s facility in Abano Terme, Italy, or to the nearest airport to the Customer’s facility in Abano Terme, Italy, unless otherwise agreed by the Parties. All Product and/or Intermediate shall be properly packed, marked and delivered by Manufacturer in accordance with the Specifications and instructions included in the Order in a format previously agreed upon by the Parties.

6.	ACCEPTANCE AND CLAIMS

6.1
The Manufacturer will be responsible for providing the Products and/or Intermediates to the Customer in accordance with the Specifications, in strict compliance with cGMP and with any applicable regulations of any applicable Regulatory Authorities, and Manufacturer shall not provide any Products and/or Intermediates that do not comply in all respects with the Specifications, cGMP and the requirements of any applicable Regulatory Authorities.

6.2	For each delivery of Product and/or Intermediate, the Manufacturer shall provide the Customer with a duly drafted and signed Certificate of Analysis and Certificate of Compliance.

6.3
Neither the Specifications, nor the current manufacturing processes will be changed or amended without the prior written consent of the Customer. Customer may request changes to the Specifications and/or the current manufacturing processes, and following any such request, Customer and Manufacturer shall in discuss in good faith such requested changes. Manufacturer shall, to the extent technologically feasible, accommodate Customer's requested changes, provided that Customer shall reimburse Manufacturer for any one-time, reasonable, documented, out-of-pocket incremental costs associated exclusively with the implementation of such changes which are agreed upon by Manufacturer and Customer, provided that such costs and any related Product Fee change are pre-agreed in advance by Customer and Manufacturer.

6.4
Customer shall have the right to amend the Specifications for labeling or packaging for Product and/or Intermediate.  In the event that Customer provides Notice to Manufacturer with respect to any changes to the Specifications for labeling or packaging, Manufacturer shall implement such changes and Customer agrees to pay all reasonable, out-of-pocket additional costs actually incurred with the implementing of such changes, including costs associated with up to six months (determined by reference to the Forecast then in effect for the Product and/or Intermediate at issue) of labeling or inventory rendered obsolete by such change. Notwithstanding the foregoing, if any changes are required to be made to the Specifications for packaging or labeling as a result of changes requested by Manufacturer, Manufacturer shall bear the expenses thereof.

7.	ADDITIONAL OBLIGATIONS

7.1
Upon the arrival of each delivery of Products and/or Intermediates at the Customer’s premises, the Customer may make a preliminary visual inspection (label check, customary transport packaging check, customary quantity check) as to determine any defects or missing quantities as far as reasonably practical.  The Customer may also perform analytical testing of the Products and/or Intermediates according to the Specifications. The Customer may also perform analytical testing of the Products and/or Intermediates according to the Specifications.

7.2
If a shipment of Products and/or Intermediates upon delivery does not contain those Products and/or Intermediates actually ordered by Customer pursuant to the applicable Order, or does not comply with, or has not been manufactured in strict accordance with the Specifications, cGMP and/or the other terms and conditions of this Agreement, including those set forth in clause 6.1, the Products and/or Intermediates shall be deemed non-conforming. The warranties set forth in clause 13.1, which are given solely at the delivery date, shall not be invalidated by any inspection or acceptance by Customer, provided that nothing herein shall expand the scope of the warranties set forth herein.

7.3
Any claim by the Customer for defects to the delivered Products and/or Intermediates according to this Agreement shall be made by Notice and with a preliminary description of the nature of the defect, and sent to the Manufacturer no later than ten (10) business days after their discovery by the Customer.

7.4
The Customer shall not send back to the Manufacturer the Products and/or Intermediates without the written consent of the Manufacturer. The Manufacturer shall retain samples of the Products and/or Intermediates supplied under this Agreement for at least two (2) Calendar Years after the expiration date.

7.5
If the Customer notifies to the Manufacturer of a claim pursuant to this clause, the Manufacturer shall analyse a sample of the same batch of Products and/or Intermediates taken from its in-house retained quantity.

Should the Manufacturer agree with the complaint, then as the sole remedy of the Customer under this Agreement with regard to the non-conforming Product and/or Intermediates:

a)	the Customer shall not pay for the non-conforming Product and shall send the same back to the Manufacturer; and

b)
the Manufacturer shall promptly replace the non-conforming quantity of delivered Product with an equal quantity of the Product and/or Intermediates that meets the Specifications and is in compliance with cGMP; and

c)	the Manufacturer shall pay for all costs for transporting the non-conforming Products and/or Intermediates to and from its Facility; and

d)	the non-conforming Products and/or Intermediates shall count towards the binding forecast requirements of clause 4.1.

7.6
In the event that the Manufacturer does not agree with the Customer’s complaint the matter shall, at the request of either Party, be submitted to an independent analytical laboratory acceptable to both Parties, which will resolve the discrepancy in the analysis taking into consideration the rejected Products and/or Intermediates and the counter-sample of the rejected Products and/or Intermediates, kept by the Manufacturer.

The decision of said laboratory shall be final, not subject to appeal and neither Party shall unreasonably withhold its approval of an independent laboratory proposed by the other.

Should the independent laboratory agree with the complaint, then:

a)	clause 7.5 shall apply, and

b)	the cost of the analytical testing and any other services performed by the independent laboratory shall be borne by the Party whose opinion was not supported by the independent laboratory.

7.7
The provisions of clause 7.5 shall not apply if the Parties agree or the independent laboratory declares that (a) the Products and/or Intermediates fully complied with the Specifications upon delivery or (b) that the failure of such non–conforming quantity of the Products and/or Intermediates to meet the Specifications results from the Customer’s negligent or defective transportation or handling of the Products and/or Intermediates, following the delivery by the Manufacturer.

7.8
The Manufacturer agrees that the Customer may send representatives to the Manufacturer’s manufacturing Facility for audit inspection for the supplied Product and/or Intermediate, and the Manufacturer will allow the Customer’s representatives reasonable access to the necessary manufacturing records for the supplied Product and/or Intermediate so as to ensure that the Manufacturer is in compliance with cGMP provided that the Customer shall give the Manufacturer at least one (1) month prior Notice and provide for any such audit the names of the representatives and the audit agenda before audit inspection. Any audit inspection of Manufacturer by Customer shall be scheduled during normal working hours, at the sole expense of Customer, shall be subject to the obligations of confidentiality set forth in clause 16 of this Agreement, and shall not last more than three days, provided that if the inspection discloses problems that will require more than three days to review, such two-day period shall be extended as reasonably necessary to complete a customary and reasonable inspection under the circumstances. The Manufacturer furthermore undertakes to accept, and to procure that all approved sub-contractors accept audit inspections from all applicable governmental and Regulatory Authorities and to handle and respond to any inspection with respect to the manufacture of the Products and/or Intermediates and to promptly advise and inform the Customer of the results of such audit inspections which can negatively impact the supply of the Products and/or Intermediates.

7.9
It is the Customer’s intent to transfer the manufacturing of certain Products and Intermediates to its facilities during the term of this Agreement.  Customer may thereafter undertake such manufacturing itself or under contract with a third party.  In order to facilitate an orderly transition with respect to the transfer of manufacturing responsibility to Customer, Manufacturer shall fully cooperate in the transfer of (i) certain manufacturing equipment owned by Customer and listed in Annex H (“Customer Owned Equipment”) and (ii) FAB Specific Know-How to Customer.  Manufacturer shall also make available to Customer, in writing, electronically or other accessible tangible form to the extent reasonably convertible, all FAB Specific Know-How then in Manufacturer’s possession or at its free disposal and shall provide reasonable assistance to Customer in the establishment of a manufacturing facility.  Manufacturer shall also reasonably assist Customer, at Customer’s request and expense, in connection with all regulatory activities required in order to effect the transfer of manufacturing in accordance with this clause 7.9.  Costs of relocating and installing the Customer Owned Equipment shall be the responsibility of Customer.  All reasonable costs and expenses incurred by Manufacturer that have been pre-approved by Customer in advance for travel and time required by Manufacturer’s personnel to assist in the transfer and the establishment of a manufacturing facility shall be borne by Customer.  In order to have been successfully completed, Customer, with the assistance of Manufacturer, shall have produced three successive lots of Products meeting the then-current Specifications. The Manufacturer will support the Customer’s requests for planning and reasonable inventory builds to maintain continuity of supply during the transfer. Any inventory build will be delivered to Customer and invoiced when the relevant equipment is removed from operation at the Facility.

7.10
Product Recalls. In the event Customer, after notification to and consultation with Manufacturer, makes a recall because the Products and/or Intermediates were not manufactured and supplied in conformance with Manufacturer’s warranties and covenants herein, Manufacturer shall bear all reasonable and actual out of pocket costs and expenses in connection with such recall to the extent caused by such breach. However, if it is established that the Products and/or Intermediates became nonconforming as a result of actions or omissions on the part of Customer, then Customer shall bear all reasonable and actual out of pocket costs and expenses in connection with such recall.

7.11	Products and Intermediates will have the following minimum shelf life when delivered to the Customer:

a)	Products and/or Intermediates with 24 month expiration dating will have a minimum of 20 months remaining when delivered;

b)	Products and/or Intermediates with 36 month expiration dating will have a minimum of 24 months remaining when delivered; and

c)	Products and/or Intermediates with 48 month expiration dating will have a minimum of 36 months remaining when delivered.

7.12
Manufacturer shall keep complete and accurate records pertaining to the manufacture, including quality control, of the Product and Intermediates.   Records shall be kept for at least two (2) years after expiration date of the material.

7.13	The Manufacturer will support the Customer in the investigation of complaints in accordance with the attached Quality Agreement.

7.14	Manufacturer shall have the right to use Customer Owned Equipment for the manufacture of Customer’s products. Manufacturer shall:

a)	be responsible for any damage (normal wear and tear excepted) to the Customer Owned Equipment caused by Manufacturer;

b)	not subject the Customer Owned Equipment to any liens or encumbrances;

c)	not modify the Customer Owned Equipment without the consent of the Customer; and

d)	service, maintain and repair the Customer Owned Equipment as may be necessary to keep the equipment is good working order.

8.	IMPORT AND EXPORT LICENSES

8.1
The Customer is responsible for obtaining at its cost such import licenses and other consents in relation to the Products and/or Intermediates as are from time to time required including, without limitation, those required by an applicable Regulatory Authority and, if reasonably requested by the Manufacturer, will make copies of those licenses and consents available to the Manufacturer prior to the relevant delivery.

8.2
The Manufacturer is responsible for obtaining such export licenses in relation to the manufacture and supply of Products and/or Intermediates to the Customer as are from time to time required including, without limitation, those required by an applicable Regulatory Authority, and if reasonably requested by Customer, will make copies of those licenses and consents available to the Customer prior to the relevant delivery.

9.	RISK

9.1	The risk of loss in connection with Products and/or Intermediates shall pass to the Customer upon delivery in accordance with FOB.

10.	TITLE

10.1	Title to the Products and/or Intermediates will pass upon delivery to the Customer in accordance with FOB.

11.	PRODUCT FEES

11.1
The Customer shall purchase the Products and/or Intermediates from the Manufacturer at the applicable Product Fee set forth in Annex E and in accordance with the terms of this Agreement. The Product Fee shall include all costs associated with the manufacturing and delivery of the Products and/or Intermediates in accordance with this Agreement, and the costs of the approved sub-contractors.

11.2
During the first Year, the Manufacturer shall use commercially reasonable and diligent efforts to identify ways in which to reduce the costs associated with the manufacture and supply of Products and Intermediates hereunder, and the Parties shall meet in July 2010 to discuss Manufacturer’s efforts taken pursuant to this clause 11.2.  Prior to such meeting, Manufacturer shall provide Customer with a written summary of its efforts taken pursuant to this clause 11.2.  Once the Parties agree to any such cost reduction measures to be undertaken by Manufacturer, the Product Fees shall be adjusted accordingly and Annex E will be amended accordingly.

12.	PAYMENT

12.1
The Manufacturer shall, on delivery, invoice the Customer for all Products and/or Intermediates delivered and shall include in such invoice such information as may reasonably be requested by the Customer, including, but not limited to, details of quantities of each Product and/or Intermediate so ordered. The date of such invoice shall not precede the date of delivery.

12.2
The Manufacturer shall invoice the Customer upon delivery and Customer shall, unless otherwise agreed to by the Parties, pay each invoice received during the first Year of this Agreement in Euro in full within 270 days of the invoice date in cleared funds to the bank nominated by the Manufacturer. The Customer shall, unless otherwise agreed to by the Parties, pay each invoice received during each subsequent Year of this Agreement in Euro in full within 60 days of the invoice date in cleared funds to the bank nominated by the Manufacturer.

12.3	The Customer shall pay interest on all overdue amounts at the rate of 0.5% per month from the due date for payment until receipt by the Manufacturer of the full amount.

13.	WARRANTY AND LIABILITY

13.1	The Manufacturer warrants to the Customer that the Products and/or Intermediates supplied to the Customer pursuant to this Agreement, on delivery:

13.1.1
will be manufactured in manufacturing facility duly authorized under Italian regulations in strict accordance with ISO 13485, all applicable cGMP’s and with all applicable laws, rules and regulations, including any applicable regulations of any applicable Regulatory Authorities;

13.1.2	will comply in all respects with the Specifications; and

13.1.3	will be free from defects in manufacturing and materials.

13.2
Manufacturer further represents, warrants and covenants that as of the date hereof and during the term of this Agreement (a) Manufacturer is and will be in full compliance with all applicable laws and regulations with respect to the performance of its obligations hereunder, including the manufacturing and storage of Products and/or Intermediates  and the maintenance of its facilities used in the manufacture of Products and/or Intermediates hereunder; and (b) Manufacturer holds and will hold all licenses, permits and similar governmental authorizations, including as required by any Regulatory Authority, necessary or required for Manufacturer to perform its obligations hereunder, including the manufacture and storage of Products and/or Intermediates.

13.3
Each Party (the “Indemnifying Party”) agrees that it shall protect, indemnify and save the other Party (the “Indemnified Party”) harmless from and against all liabilities, actions, damages, claims, demands, judgments, losses, expenses, suits or actions and reasonable attorneys fees, and shall defend such Party in any suit for injuries to or death of any person or persons arising out of the Indemnifying Party’s breach of its representations, warranties or covenants hereunder. The Indemnified Party shall give the Indemnifying Party prompt Notice of any claim, action or suit asserted against it and the Indemnifying Party shall have the sole right to defend and settle such action or suit.

13.4
Except for willful misconduct, gross negligence or fraud or as provided in clause 13.3 with respect to the death or bodily injury of any person, neither Party shall be liable to the other Party, whether for negligence, breach of contract, misrepresentation or otherwise, for indirect or consequential loss, loss of business, loss of profit, goodwill, business opportunity or anticipated saving suffered by such other Party.

13.5	The invalidity, illegality or unenforceability of the whole or part of clause 13.4 does not affect or impair the continuation in force of the remainder of this clause.

14.	TERMINATION

14.1
Except as otherwise stated herein, this Agreement may be terminated by either Party in the case of a material or persistent breach by the other Party or its Affiliates of any one or more of the terms of this Agreement which is not remedied within sixty (60) days after receipt of Notice of the breach by the terminating Party, or if such breach cannot reasonably be cured with such sixty (60) day period, the breaching Party has failed to commence such cure within such period and diligently prosecute such cure to completion within a reasonable time thereafter.

14.2
On termination, upon written request of the Manufacturer, the Customer shall purchase from the Manufacturer all Products and/or Intermediates already ordered by the Manufacturer as at that date subject to the terms of this Agreement. Unless this Agreement is terminated by Customer for Manufacturer’s breach or otherwise agreed by the Parties, the Manufacturer shall complete all work in process on Orders received prior to termination.

14.3	The following clauses shall survive any expiration or termination of this Agreement: 1, 7.10, 7.12, 7.13, 13, 14, 16, 17, 18, 19, 21 and 22.

15.
FORCE MAJEURE. No Party hereunder shall be liable to the other for its failure to perform hereunder caused by contingencies beyond its control which may include acts of God, fire, flood, wars, acts of terrorism, sabotage, strike, government actions and any other similar occurrence beyond the non-performing Party’s control; provided that financial inability in and of itself shall not be deemed an inability to perform any obligation hereunder. Any Party asserting its inability to perform any obligation hereunder for any such contingency shall promptly notify the other Party of the existence of any such contingency, and shall use its reasonably diligent efforts to re-commence its performance of such obligation as soon as commercially practicable.

16.	CONFIDENTIALITY

16.1
Each Party (the “Receiving Party”) receiving Confidential Information of the other Party (the “Disclosing Party”) (or that has received any such Confidential Information from the other Party prior to the Effective Date) shall (i) maintain in confidence such Confidential Information using not less than the efforts such Receiving Party uses to maintain in confidence its own proprietary industrial information of similar kind and value (but in no event less than reasonable efforts), (ii) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted below, and (iii) not use such Confidential Information for any purpose except those permitted by this Agreement.

16.2	The obligations in clause 16.1 shall not apply with respect to any portion of the Confidential Information that the Receiving Party can show by competent written proof:

16.2.1	is publicly disclosed by the Disclosing Party, either before or after it is disclosed to the Receiving Party hereunder; or

16.2.2	was known to the Receiving Party or any of its Affiliates, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party; or

16.2.3
is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without any obligation to keep it confidential or any restriction on its use.

16.3	The Receiving Party may disclose Confidential Information belonging to the Disclosing Party only to the extent such disclosure is reasonably necessary in the following instances:

16.3.1	regulatory filings;

16.3.2	prosecuting or defending litigation;

16.3.3
complying with applicable laws (including, without limitation, the rules and regulations of any national securities exchange or the Securities and Exchange Commission) and with judicial process, if in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance; and

16.3.4
disclosure, solely on a “need to know basis”, to Affiliates, potential and future collaborators (including permitted sublicensees), permitted acquirers or assignees under clause 19.4 research collaborators, subcontractors, investment bankers, investors, lenders, and each of the Parties’ respective directors, employees, contractors and agents, each of whom prior to disclosure must be bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this clause 16; provided, however, that the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to this clause 16.3 to treat such Confidential Information as required under this clause 16.

If and whenever any Confidential Information is disclosed in accordance with this clause 16.3, such disclosure shall not cause any such information to cease to be Confidential Information except to the extent that such disclosure results in a public disclosure of such information (otherwise than by breach of this Agreement).  Other than with respect to a disclosure made pursuant to clause 16.3.3, where reasonably possible the Receiving Party shall notify the Disclosing Party of the Receiving Party’s intent to make such disclosure pursuant to this clause 16.3 sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information.

16.4	The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties.

17.	COSTS

17.1
Except where this Agreement provides otherwise, each Party shall pay its own costs relating to the negotiation, preparation, execution and implementation by it of this Agreement and of each document referred to in it.

18.	ENTIRE AGREEMENT

18.1	This Agreement constitutes the entire agreement, and supersedes any previous agreements, between the Parties relating to the subject matter of this Agreement.

18.2	Each Party acknowledges that it has not relied on or been induced to enter this Agreement by a representation other than those expressly set out in this Agreement.

18.3	A Party is not liable to the other Party for a representation that is not set out in this Agreement.

19.	GENERAL

19.1	A variation of this Agreement is valid only if it is in writing and signed on behalf of each Party.

19.2
A failure to exercise or delay in exercising a right or remedy provided by this Agreement does not constitute a waiver of the right or remedy or a waiver of other rights or remedies under this Agreement. No single or partial exercise of a right or remedy provided by this Agreement prevents further exercise of the right or remedy or the exercise of another right or remedy under this Agreement.

19.3
The rights and obligations provided for in this Agreement may not be assigned, delegated or transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except that this Agreement may be assigned or transferred in full to an Affiliate or to a successor in ownership of all or substantially all of the business or assets of the assigning Party (whether by merger, sale or otherwise) without the prior consent of the other Party provided that such assigning Party provides Notice to the other Party of such assignment and the assignee of this Agreement agrees in writing to be bound as such Party hereunder, and provided further that (x) this Agreement must be assigned to a successor in ownership of all or substantially all of the business or assets of the assigning Party and (y) in connection with an assignment to an Affiliate, the assigning Party shall be jointly liable with such Affiliate for breach, no further assignment shall be allowed without consent and if such Affiliate ceases at any time to be an Affiliate of the assigning Party, the Agreement shall be automatically assigned back to the assigning Party. Notwithstanding anything to the contrary in this Agreement, any assignment, delegation or transfer, or any such assignment or transfer, in violation of this clause 20.1 shall be void.  This Agreement shall inure to the benefit of, and be binding upon successors and permitted assigns of each of the Parties. Manufacturer shall not sub-contract any of its obligations hereunder, provided that nothing herein shall prevent the Manufacturer from using Manufacturers and sub-contractors (i) that have been pre-approved by Customer, or (ii) that are specifically identified in the Specifications.

20.	NOTICES

20.1	A notice under or in connection with this Agreement (a “Notice”):

20.1.1	shall be in writing; and

20.1.2
shall be sent by (i) reputable international mail courier service with confirmation of delivery, (ii) registered return letter, or (iii) fax, in each case to the Party due to receive the Notice at its address set out in this Agreement or to another address or fax number specified by that Party by not less than 7 days’ written notice to the other Party received before the Notice was dispatched.

21.	GOVERNING LAW

21.1	This Agreement and all matters arising from or connected with it are governed by Italian law.

22.	ARBITRATION

22.1
The Parties shall use their best endeavours to settle any dispute arising out or in connection with the performance of any obligation undertaken hereunder. To this effect, the Parties shall consult and negotiate with each other in good faith in order to reach a just and equitable solution satisfactory to both Parties. If the Parties do not reach such amicable solution within sixty (60) days from the Notice sent by one Party expressly stating that such Notice triggers the starting of the negotiation period hereunder, then the dispute shall be finally settled by arbitration in London in accordance with the then applicable London Court of Arbitration Rules (“LCA Rules”).

22.2
There shall be one arbitrator that is mutually agreeable to the Parties, appointed in accordance with the LCA Rules. If the appointment of the arbitrator is not effected within the terms provided for by the LCA Rules, the arbitrator shall be appointed by the LCA Court. The arbitrator must be fluent in Italian and English.

22.3
Unless otherwise agreed in writing by the Parties, the arbitration will take place in London, England, in the English language. It is understood, however, that no translations shall be made of documents in the Italian or in the English language.

22.4
The cost of the arbitration, including attorneys fees, will be assessed by the arbitrators who will be required to make such cost allocation with respect to any award issued, provided, however, that the arbitrator shall not have the ability to assess damages against either Party which are expressly disclaimed in this Agreement.

22.5
The arbitrator shall decide the dispute according to Italian substantive and procedural law (“arbitrato rituale secondo diritto”) and the arbitral award may appealed for reasons of law according to article 829 paragraph 3 of the Italian Civil Procedure Code.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in multiple originals, all of which shall for all purposes be deemed an original.

Signed by:
For and on behalf of
Fidia Farmaceutici S.p.A.

/s/ Antonio Germani	Signature

Signed by:
For and on behalf of
Fidia Advanced Biopolymers S.r.l.

/s/ Charles H. Sherwood	Signature